EXHIBIT 14.1

COMMUNITY BANCSHARES, INC.

CODE OF ETHICS FOR FINANCIAL PROFESSIONALS

This Community Bancshares, Inc. Code of Ethics for Financial Professionals applies to the chief executive officer, chief financial officer, chief accounting officer and controller of Community Bancshares, Inc. and its subsidiaries (the “Company”) as well as to any other person performing a similar function. The Company expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by all of the policies and procedures adopted by the Company that govern the conduct of its employees. This Code of Ethics for Financial Professionals is intended to supplement the Company’s Ethics Policy.

All financial professionals will:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•	Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

•	Comply with applicable governmental laws, rules and regulations.

•	Promptly report any possible violation of this Code of Ethics to the Ethics Officer and to the Audit Committee of the Board of Directors.

All financial professionals are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditors for the purpose of rendering the financial statements of the Company misleading.

All financial professionals will be held accountable for adherence to this Code of Ethics. Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment.

Amendments to, or waivers from the provisions of, this Code of Ethics may only be made by the Company’s Board of Directors or a committee thereof. The Company will publicly disclose any material amendment to this Code of Ethics or any waiver, including an implicit waiver, from a provision of this Code of Ethics granted to a financial professional.